IntelGenx Completes CDN$6.8 Million Convertible Debenture Offering

Saint Laurent, Quebec, July 12, 2017 - IntelGenx Technologies Corp. (TSXV: IGX) (OTCQX: IGXT) (the “Corporation” or “IntelGenx”) is pleased to announce that it has closed its previously announced prospectus offering (the “Offering”) of convertible unsecured subordinated debentures of the Corporation (the “Debentures”) for gross aggregate proceeds of CDN$6,838,000.

Pursuant to the Offering, the Corporation issued an aggregate principal amount of CDN$6,838,000 of Debentures at a price of CDN$1,000 per Debenture. The Debentures will mature on June 30, 2020 and bear interest at annual rate of 8% payable semi-annually on the last day of June and December of each year, commencing on December 31, 2017. The Debentures will be convertible at the option of the holders at any time prior to the close of business on the earlier of June 30, 2020 and the business day immediately preceding the date specified by the Corporation for redemption of Debentures. The conversion price will be CDN$1.35 (the “Conversion Price”) per common share of the Corporation (“Share”), being a conversion rate of approximately 740 Shares per CDN$1,000 principal amount of Debentures, subject to adjustment in certain events.

The Debentures are not redeemable prior to June 30, 2018. On or after June 30, 2018, but prior to June 30, 2019, the Debentures may be redeemed at the Corporation’s sole option, in whole or in part, from time to time on required prior notice at a redemption price equal to the principal amount of the Debentures, provided that the current market price on the date on which such notice of redemption is given is not less than 125% of the Conversion Price. On or after June 30, 2019 and prior to June 30, 2020, the Debentures may be redeemed at the Corporation’s sole option, in whole or in part, from time to time on required prior notice, at a redemption price equal to the principal amount of the Debentures, irrespective of the current market price. In addition thereto, at the time of redemption, the Corporation will pay to the holder accrued and unpaid interest up to but not including the date of redemption.

The Debentures were distributed under a short form prospectus dated June 28, 2017 filed by the Corporation in connection with the Offering and available on SEDAR at www.sedar.com. The Offering was conducted, on a best efforts basis, by a syndicate of agents led by Desjardins Capital Markets and including Laurentian Bank Securities Inc. and Echelon Wealth Partners Inc. (collectively, the “Agents”). In consideration for the services rendered by the Agents, the Corporation has paid the Agents an agency fee of CDN$405,280.

The Debentures will commence trading on the TSX Venture Exchange today under the stock symbol IGX.DB.

The Corporation intends to use the aggregate net proceeds from the Offering for capital expansion, clinical studies, product development and general working capital requirements.

The Debentures and the common shares issuable upon conversion, redemption or maturity of the Debentures have been registered with the United States Securities and Exchange Commission pursuant to a Form S-1 Registration Statement that was declared effective on July 11, 2017 (the “Registration Statement”).

Certain insiders of the Corporation participated in the Offering and purchased an aggregate of $120,000 principal amount of Debentures. Participation of insiders of the Corporation in the Offering constitutes a “related party transaction” as defined under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), but is exempt from the formal valuation and minority shareholder approval requirements of MI 61-101 as neither the fair market value of securities being issued to insiders nor the consideration being paid by insiders exceeds 25% of the Corporation’s market capitalization. None of the Corporation’s directors has expressed any contrary views or disagreements with respect to the foregoing. The Corporation did not file a material change report 21 days prior to the closing of the Offering as the details of the participation of the insiders of the Corporation had not been confirmed at that time.

About IntelGenx:

Established in 2003, IntelGenx is a leading oral drug delivery company primarily focused on the development and manufacturing of innovative pharmaceutical oral films based on its proprietary VersaFilm™ technology platform.

IntelGenx' highly skilled team provides comprehensive pharmaceuticals services to pharmaceutical partners, including R&D, analytical method development, clinical monitoring, IP and regulatory services. IntelGenx' state-of-the-art manufacturing facility, established for the VersaFilm™ technology platform, supports lab-scale to pilot and commercial-scale production, offering full service capabilities to its clients. More information about the company can be found at www.intelgenx.com.

Forward Looking Information and Statements:

This document may contain forward-looking information or forward-looking statements within the meaning of applicable U.S. and Canadian securities laws. These statements are statements that are not purely historical and include, but are not limited to, statements about the use of the Offering proceeds, IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may”, “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “could”, “would”, and similar expressions. These forward-looking statements include statements regarding the terms of the Offering, any potential redemptions and the use of proceeds. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements.

Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Registration Statement and in IntelGenx' annual report on Form 10-K, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Although the Corporation believes that the expectations and assumptions on which Forward-Looking Information is based are reasonable, readers of this press release are cautioned not to rely unduly on this Forward-Looking Information since no assurance can be given that they will prove to be correct. The Corporation does not undertake any obligation to update or revise any Forward-Looking Information, whether as a result of events or circumstances occurring after the date of this press release, unless so required by legislation.

For more information, please contact:

Stephen Kilmer
Investor Relations
(514) 331-7440 ext 232
stephen@intelgenx.com

OR

Andre Godin, CPA, CA
Executive Vice-President and CFO
IntelGenx Technologies Corp.
(514) 331-7440 ext 203
andre@intelgenx.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

No securities regulatory authority has either approved or disapproved of the contents of this press release. This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities of the Corporation in any jurisdiction in which such offer or solicitation of sale would be unlawful.